Exhibit 15 — Letter Re: Unaudited Interim Financial Information

To the Shareholders and Board of Directors of Goodrich Corporation

We are aware of the incorporation by reference in the following Registration Statements and in their related Prospectuses, of our report dated April 26, 2012 relating to the unaudited condensed consolidated interim financial statements of Goodrich Corporation that are included in its Form 10-Q for the quarter ended March 31, 2012:

Registration Number	Description of Registration Statement	Filing Date
333-53879	Directors’ Deferred Compensation Plan — Form S-8	May 29, 1998

333-77023	The B.F.Goodrich Company Stock Option Plan and Goodrich Corporation 2001 Equity Compensation Plan — Form S-8	April 26, 1999

333-60210	Goodrich Corporation Stock Option Plan — Form S-8	May 4, 2001

333-60208	Goodrich Corporation Employee Stock Purchase Plan — Form S-8	May 4, 2001

333-98165	Shelf Registration for Debt Securities, Series Preferred Stock, Common Stock, Stock Purchase Contracts and Stock Purchase Units — Form S-3	August 15, 2002

333-107866	Goodrich Corporation Employees’ Savings Plan — Form S-8	August 12, 2003

333-107867	Goodrich Corporation Wage Employees’ Savings Plan — Form S-8	August 12, 2003

333-107868	Goodrich Corporation Savings Plan for Rohr Employees — Form S-8	August 12, 2003

333-109247	Goodrich Corporation Directors’ Deferred Compensation Plan — Form S-8	September 29, 2003

333-123721	Goodrich Corporation Outside Director Deferral Plan — Form S-8	March 31, 2005

333-151477	Goodrich Corporation Amended and Restated 2001 Equity Compensation Plan — Form S-8	June 6, 2008

333-151478	Goodrich Corporation 2008 Global Employee Stock Purchase Plan — Form S-8	June 6, 2008

333-154778	Goodrich Corporation Debt Securities, Series Preferred Stock, Common Stock, Stock Purchase Contracts, Stock Purchase Units — Form S-3	October 28, 2008

333-173643	Goodrich Corporation 2011 Equity Compensation Plan — Form S-8	April 21, 2011

/s/ Ernst & Young LLP

Charlotte, North Carolina

April 26, 2012